Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita Announces Chief Operating Officer Transition

EL SEGUNDO, CA, October 23, 2008, DaVita Inc. (NYSE: DVA), today announced that Joe Mello will retire as the company’s Chief Operating Officer on December 31, 2008. Dennis L. Kogod has been promoted to Chief Operating Officer effective January 1, 2009. Dennis currently serves as DaVita’s President – West, a role he has occupied since October 2005.

Joe Mello, who served as Chief Operating Officer since June 2000, will continue with the company on a full-time basis through May 2009 and on a part-time basis thereafter.

Dennis joined DaVita in 2005, following DaVita’s acquisition of Gambro Healthcare, Inc. From January 2004 until joining DaVita, Mr. Kogod served as Gambro’s president and chief operating officer-west.

Kent Thiry, Chief Executive Officer of DaVita, commented: “This planned succession is yet another in the long list of wonderful contributions Joe Mello has made to the DaVita community. Our immense gratitude for Joe’s historical contributions is matched by our confident anticipation of the future contributions Dennis will make. When we acquired Gambro a few years ago we added many new assets to our enterprise – the leadership of Dennis was among the most valuable. In addition, both Dennis and I are thrilled that we will still benefit from Joe’s experience in select areas going forward.”

DaVita Inc. is a leading provider of kidney care in the United States, providing dialysis services and education for patients with chronic kidney failure and end stage renal disease. DaVita manages over 1,300 outpatient facilities and acute units in over 700 hospitals located in 43 states and the District of Columbia, serving more than 107,000 patients.